October 20, 2003






Dear Delta Shareholders:

     On behalf of the Board of Directors, it is a pleasure to invite you to attend the Annual Meeting of Shareholders to be held at 10:00 a.m. on December 1, 2003, in Denver, Colorado at Delta's corporate offices located at 475 Seventeenth Street, Suite 1400, Denver, Colorado 80202.

     Business matters expected to be acted upon at the meeting are described in detail in the accompanying Notice of the Annual Meeting and Proxy Statement. Members of management will report on our operations, followed by a period for questions and discussion.

     We hope you can attend the meeting. Regardless of the number of shares you own, your vote is very important. Please ensure that your shares will be represented at the meeting by signing and returning your proxy now, even if you plan to attend the meeting.

     Thank you for your continued support.

                                    Sincerely,



                                    Aleron H. Larson, Jr.
                                    Chairman of the Board

                 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                            DECEMBER 1, 2003



TO THE SHAREHOLDERS OF DELTA PETROLEUM CORPORATION:

     As a shareholder of Delta Petroleum Corporation, a Colorado corporation ("Delta" or the "Company"), you are invited to be present in person or to be represented by proxy at the Annual Meeting of Shareholders, to be held at Delta's corporate offices, 475 17th Street, Suite 1400, Denver, Colorado 80202, on Monday, December 1, 2003, at 10:00 a.m. (local time) for the following purposes:

      1)    To elect seven directors;

      2) To consider and vote upon the ratification of the appointment of KPMG LLP as independent auditors for Delta for the fiscal year ending June 30, 2004; and

      3) To transact such other business as may be properly brought before the meeting and any adjournments thereof.

     Shareholders of Delta of record at the close of business on October 20, 2003 are entitled to vote at the meeting and all adjournments thereof.

     A majority of the outstanding shares of Common Stock of Delta must be represented at the meeting to constitute a quorum. Therefore, all shareholders are urged either to attend the meeting or to be represented by proxy. If a quorum is not present at the meeting, a vote for adjournment will be taken among the shareholders present or represented by proxy. If a majority of the shareholders present or represented by proxy vote for adjournment, it is Delta's intention to adjourn the meeting until a later date and to vote proxies received at such adjourned meeting(s).

     If you do not expect to attend the meeting in person, please complete, sign, date and return the accompanying proxy card in the enclosed business reply envelope. If you later find that you can be present or for any other reason desire to revoke your proxy, you may do so at any time before the voting.

                                    By Order of the Board of Directors


                                    Aleron H. Larson, Jr.
                                    Chairman\Secretary

October 20, 2003

                               PROXY STATEMENT
                                     OF
                         DELTA PETROLEUM CORPORATION

                       ANNUAL MEETING OF SHAREHOLDERS

                       TO BE HELD ON DECEMBER 1, 2003


     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (our "Board" or our "Board of Directors") of Delta Petroleum Corporation ("us," "our," "we" or "Delta") of proxies to be voted at our Annual Meeting of Shareholders (the "Annual Meeting" or the "Meeting") to be held on December 1, 2003, at our corporate offices, 475 17th Street, Suite 1400, Denver, Colorado 80202, at 10:00 a.m., and at any adjournment thereof. Each shareholder of record at the close of business on October 20, 2003 of shares of our Common Stock, par value $0.01 per share (the "Common Stock"), will be entitled to one vote for each share so held. As of September 30, 2003, there were 24,418,572 shares of Common Stock issued and outstanding.

     Shares represented by properly executed proxy cards received by us at or prior to the Annual Meeting will be voted according to the instructions indicated on the proxy card. Unless contrary instructions are given, the persons named on the proxy card intend to vote the shares so represented for
(i) the election of the nominees for directors; and (ii) the ratification of the appointment of KPMG LLP as our independent auditors for the fiscal year ending June 30, 2004.

     As to any other business which may properly come before the Meeting, the persons named on the proxy card will vote according to their judgement. The enclosed proxy may be revoked prior to the Meeting by written notice to our Secretary at 475 17th Street, Suite 1400, Denver, Colorado 80202, or by written or oral notice to the Secretary at the Annual Meeting prior to being voted. This Proxy Statement and the enclosed proxy card are expected to be first sent to our shareholders on or about October 30, 2003.

     Votes cast in favor of and against proposed actions (whether in person or by proxy) will be counted for us by our Secretary at the Meeting, but this count may be at least partially based upon information tabulated for us by our transfer agent or others. Proxies that include abstentions and broker non-votes will be counted as being present for the purpose of determining whether or not a quorum is present, but will not be counted as votes for or against particular agenda items.

     If a quorum is not present at the Meeting, a vote for adjournment will be taken among the shareholders present or represented by proxy. If a majority of the shareholders present or represented by proxy vote for adjournment, it is our intention to adjourn the Meeting until a later date and to vote proxies received at such adjourned meeting(s).

                             ELECTION OF DIRECTORS
                           (Proposal 1 of the Proxy)

     Our Directors are elected annually by the shareholders to serve until the next Annual Meeting of Shareholders and until their respective successors are duly elected. Our bylaws provide that the number of directors comprising the whole Board shall from time to time be fixed and determined by resolution adopted by our Board of Directors. Our Board has established the size of the Board for the ensuing year at seven directors. Accordingly, our Board is recommending that our seven current directors be re-elected. If any nominee becomes unavailable for any reason, a substitute nominee may be proposed by our Board and the shares represented by proxy will be voted for any substitute nominee, unless the Board reduces the number of directors. We have no reason to expect that any nominee will become unavailable. Assuming the presence of a quorum, the affirmative vote of the holders of a majority of the outstanding shares of Common Stock represented in person or by proxy at the Annual Meeting is required for the election of directors.

     At the Annual Meeting, the shares of Common Stock represented by proxies will be voted in favor of the election of the nominees named below unless otherwise directed.

     We recommend a vote for these nominees.

                 NOMINEES FOR RE-ELECTION AS DIRECTORS TO SERVE
                        UNTIL NEXT ANNUAL MEETING

     The following information with respect to Directors and Executive Officers is furnished pursuant to Item 401(a) of Regulation S-K.

        Name             Age       Positions              Period of Service
---------------------    ---  ------------------------   -------------------

Aleron H. Larson, Jr.*    58   Chairman of the Board,     May 1987 to Present
                               Secretary, and a Director

Roger A. Parker*          41   President, Chief           May 1987 to Present
                               Executive Officer and
                               a Director

Jerrie F. Eckelberger*    59   Director                   September 1996
                                                          to Present

James B. Wallace*         74   Director                   November 2001 to
                                                          Present

Joseph L. Castle II*      71   Director                   June 2002 to Present


Russell S. Lewis*         48   Director                   June 2002 to Present


John P. Keller*           64   Director                   June 2002 to Present

Kevin K. Nanke            38   Treasurer and Chief        December 1999
                               Financial Officer          to Present

*  Nominees for re-election as directors.

     The following is biographical information as to the business experience of each of our current officers and directors.

    Aleron H. Larson, Jr. has operated as an independent in the oil and gas industry individually and through public and private ventures since 1978. Mr. Larson served as the Chairman, Secretary, CEO and a Director of Chippewa Resources Corporation, a public company then listed on the American Stock Exchange from July 1990 through March 1993 when he resigned after a change of
control.   Mr. Larson serves as Chairman of the Board, Secretary and Director of Amber Resources Company ("Amber"), a public oil and gas company which is our majority-owned subsidiary. Mr. Larson practiced law in Breckenridge, Colorado from 1971 until 1974. During this time he was a member of a law firm, Larson & Batchellor, engaged primarily in real estate law, land use litigation, land planning and municipal law. In 1974, he formed Larson & Larson, P.C., and was engaged primarily in areas of law relating to securities, real estate, and oil and gas until 1978. Mr. Larson received a Bachelor of Arts degree in Business Administration from the University of Texas at El Paso in 1967 and a Juris Doctor degree from the University of Colorado in 1970.

     Roger A. Parker served as the President, a Director and Chief Operating Officer of Chippewa Resources Corporation from July of 1990 through March 1993 when he resigned after a change of control. Mr. Parker also serves as President, Chief Executive Officer and Director of Amber. He has operated as an independent in the oil and gas industry individually and through public and private ventures since 1982. He received a Bachelor of Science in Mineral Land Management from the University of Colorado in 1983. He serves on the Board of Directors for the Independent Producers Association of the Mountain States (IPAMS), Community Bankshares, Inc. and on the Board Advisory Council for The Leeds School of Business at the University of Colorado-Boulder.

     Jerrie F. Eckelberger is an investor, real estate developer and attorney who has practiced law in the State of Colorado since 1971. He graduated from Northwestern University with a Bachelor of Arts degree in 1966 and received his Juris Doctor degree in 1971 from the University of Colorado School of Law. From 1972 to 1975, Mr. Eckelberger was a staff attorney with the eighteenth Judicial District Attorney's Office in Colorado. From 1975 to present, Mr. Eckelberger has practiced law in Colorado and is presently a member of the law firm of Eckelberger & Jackson, LLC. Mr. Eckelberger previously served as an officer, director and corporate counsel for Roxborough Development Corporation. Since March 1996, Mr. Eckelberger has acted as President and Chief Executive Officer of 1998, Ltd., a Colorado corporation actively engaged in the development of real estate in Colorado. He is the Managing Member of The Francis Companies, L.L.C., a Colorado limited liability company, which actively invests in real estate and has been since June, 1996. Additionally, since November, 1997, Mr. Eckelberger has served as the Managing Member of the Woods at Pole Creek, a Colorado limited liability company, specializing in real estate development.

     James B. Wallace has been involved in the oil and gas business for over 40 years and has been a partner of Brownlie, Wallace, Armstrong and Bander Exploration in Denver, Colorado since 1992. From 1980 to 1992 he was Chairman of the Board and Chief Executive Officer of BWAB Incorporated. Mr. Wallace currently serves as a member of the Board of Directors and formerly served as the Chairman of Tom Brown, Inc., an oil and gas exploration company listed on the New York Stock Exchange. He received a B.S. Degree in Business Administration from the University of Southern California in 1951.

     Joseph L. Castle II has been a Director of Castle Energy Corporation ("Castle") since 1985. Mr. Castle is the Chairman of the Board of Directors and Chief Executive Officer of Castle, having served as Chairman from December 1985 through May 1992 and since December 20, 1993. Mr. Castle also served as President of Castle from December 1985 through December 20, 1993, when he reassumed his position as Chairman of the Board. Previously, Mr. Castle was Vice President of Philadelphia National Bank, a corporate finance partner at Butcher and Sherrerd, an investment banking firm, and a Trustee of The Reading Company. Mr. Castle has worked in the energy industry in various capacities since 1971. Mr. Castle is also a director of Comcast Corporation and Charming Shoppes, Inc. Since May of 2000, Mr. Castle has served as the Chairman of the Board of Trustees of the Diet Drug Products Liability ("Phen-Fen") Settlement Trust.

     Russell S. Lewis has been a director of Castle since April 2000. From 1994 to 1999, Mr. Lewis was the Chief Executive Officer of TransCore, Inc., a company which sells and installs electronic toll collection systems. Since 1999, Mr. Lewis has been the owner and President of Lewis Capital Group, a company investing in and providing consulting services to growth-oriented companies. Since March 2000, Mr. Lewis has also been Senior Vice President of Corporate Development at VeriSign, Inc. In February of 2002, Mr. Lewis joined VeriSign full-time as Executive Vice President and General Manager of VeriSign's Global Registry Services Group, which maintains the authoritative database for all ".com", ".net" and ".org" domain names in the Internet.

     John P. Keller has been a director of Castle since April 1997. Since 1972, Mr. Keller has served as the President of Keller Group, Inc., a privately-held corporation with subsidiaries in Ohio, Pennsylvania and Virginia. In 1993 and 1994, Mr. Keller also served as the Chairman of American Appraisal Associates, an appraisal company. Mr. Keller is also a director of A.M. Castle & Co.

     Kevin K. Nanke, Treasurer and Chief Financial Officer, joined Delta in April 1995. Since 1989, he has been involved in public and private accounting with the oil and gas industry. Mr. Nanke received a Bachelor of Arts in Accounting from the University of Northern Iowa in 1989. Prior to working with us, he was employed by KPMG LLP. He is a member of the Colorado Society of CPA's and the Council of Petroleum Accounting Society.

     There is no family relationship among or between any of our Officers and/or Directors.

     Messrs. Castle, Lewis and Keller were proposed for appointment to the Board by Castle Energy Corporation pursuant to the Purchase and Sale Agreement between Delta and Castle Energy Corporation effective October 1, 2001.
Messrs. Castle, Lewis and Keller are also directors of Castle Energy
Corporation.

     Messrs. Castle, Wallace and Eckelberger serve as the Incentive Plan Committee and as the Compensation Committee.

     Messrs. Lewis, Keller, Eckelberger and Wallace serve as the Audit Committee and the Nominating Committee.

     All directors will hold office until the next annual meeting of shareholders.

     All of our officers will hold office until the next annual directors' meeting. There is no arrangement or understanding among or between any such officers or any persons pursuant to which such officer is to be selected as one of our officers.

                      BOARD OF DIRECTORS AND COMMITTEES

     During fiscal year 2003 our Board of Directors met on six occasions either in person or by phone or in lieu thereof acted by consent. Our Board has appointed four committees: the Audit, Compensation, Nominating and Incentive Plan Committees. The non-employee directors, Messrs. Eckelberger and Wallace, currently serve on all four committees and both are necessary to constitute a quorum. During fiscal year 2003 our Compensation Committee met on two occasions, our Audit Committee on three occasions, and our Incentive Plan Committee on two occasions, either in person or by phone or, in lieu thereof, acted by consent. The Nominating Committee is newly formed and did not meet during fiscal year 2003. Each Director attended at least 75% of the aggregate number of meetings held by the Board of Directors and its committees held in person or by phone during the time each such Director was a member of the Board or of any committee of the Board.

     Our Compensation Committee makes recommendations to our Board in the area of executive compensation. Our Audit Committee is appointed for the purpose of overseeing and monitoring our independent audit process. It is also charged with the responsibility for reviewing all related party transactions for potential conflicts of interest. The Incentive Plan Committee is charged with the responsibility for selecting individual employees to be issued options and other grants under our 2002 Incentive Plan. Non-employee directors are automatically awarded options on an annual basis under a fixed formula under our 2002 Incentive Plan. (See "Compensation of Directors").
The Nominating Committee is newly formed and will make recommendations to the Board of the persons who shall be nominated for election as Directors. The Nominating Committee will consider persons suggested by shareholders for nomination. Any shareholder wishing to submit a suggestion for a nominee should submit his/her request to the Nominating Committee in care of the Secretary of Delta.

       COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During the fiscal year ended June 30, 2003, James B. Wallace, Jerrie F. Eckelberger and Joseph L. Castle II served as members of the Compensation Committee. Joseph L. Castle II is Chairman of the Board and Chief Executive Officer of Castle Energy Corporation, a principal shareholder of Delta.

           COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE
                               ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers, directors and persons who beneficially own more than ten percent (10%) of a registered class of our equity securities, to file initial reports of securities ownership of Delta and reports of changes in ownership of equity securities of Delta with the Securities and Exchange Commission ("SEC"). Such persons also are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

     To our knowledge, during the fiscal year ended June 30, 2003, our officers and directors complied with all applicable Section 16(a) filing requirements. These statements are based solely on a review of the copies of such reports furnished to us by our officers and directors and their written representations that such reports accurately reflect all reportable transactions.

                   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                        SHAREHOLDERS AND MANAGEMENT

     (a)  Security Ownership of Certain Beneficial Owners:

          The following table presents information concerning persons known by us to own beneficially 5% or more of our issued and outstanding voting securities at September 30, 2003:

                        Name and Address        Amount and Nature
                          of Beneficial           of Beneficial     Percent
Title of Class (1)          Owner                   Ownership      of Class(2)

Common stock         Aleron H. Larson, Jr.     1,843,590 shares(3)    7.02%
(includes options    475 17th St., #1400
for common stock)    Denver, CO 80202

Common stock         Roger A. Parker           1,820,801 shares(4)    7.05%
(includes options    475 17th St., #1400
for common stock)    Denver, CO 80202

Common stock         Castle Energy             9,948,289 shares(5)   40.74%
                     Corporation
                     One Radnor Corporate
                       Center, Suite 250
                     Radnor, PA  19087

------------------------------

(1) We have an authorized capital of 300,000,000 shares of $.01 par value Common Stock of which 24,418,572 shares were issued and outstanding as of September 30, 2003. We also have an authorized capital of 3,000,000 shares of $.10 par value preferred stock of which no shares are outstanding.

(2) The percentage set forth after the shares listed for each beneficial owner is based upon total shares of Common Stock outstanding at September 30, 2003 of 24,418,572. The percentage set forth after each beneficial owner is calculated as if any warrants and/or options owned had been exercised by such beneficial owner and as if no other warrants and/or options owned by any other beneficial owner had been exercised. Warrants and options are aggregated without regard to the class of warrant or option.

(3) Includes 4,000 shares owned by his children and 314,590 options to purchase 314,590 shares of Common Stock at $0.05 per share until September 21, 2008 for 39,590 of the options, until September 1, 2008 for 175,000 of the options and until December 10, 2008 for 100,000 of the options. Also includes options to purchase 100,000 shares of Common Stock at $1.75 per share until November 5, 2009; options to purchase 300,000 shares of Common Stock at $3.75 per share until July 14, 2010; options to purchase 250,000 shares of Common Stock at $5.00 per share until October 9, 2010; options to purchase 200,000 shares of Common Stock at $3.29 per share until January 8, 2011; options to purchase 175,000 shares of Common Stock at $2.38 per share until October 5, 2011; and options to purchase 500,000 shares of Common Stock at $5.29 per share until August 26, 2013.

(4) Includes 395,801 shares owned by Mr. Parker directly. Also includes options to purchase 300,000 shares of Common Stock at $3.75 per share until July 14, 2010; options to purchase 250,000 shares of Common Stock at $5.00 per share until October 9, 2010; options to purchase 200,000 shares of Common

 Stock at $3.29 per share until January 8, 2011; options to purchase 175,000 shares of Common Stock at $2.38 per share until October 5, 2011; and options to purchase 500,000 shares of Common Stock at $5.29 per share until August 26, 2013.

(5) Includes 9,566,000 shares owned directly by Castle Energy Corporation and 382,289 shares held by a wholly owned subsidiary. Joseph L. Castle II is an officer, director and principal shareholder of Castle Energy Corporation and is deemed to share beneficial ownership of these shares.

     (b)  Security Ownership of Management:

                        Name and Address        Amount and Nature
                          of Beneficial           of Beneficial     Percent
Title of Class (1)          Owner                   Ownership      of Class(2)

Common Stock         Aleron H. Larson, Jr.     1,843,590 shares(3)    7.02%
Common Stock         Roger A. Parker           1,820,801 shares(4)    7.05%
Common Stock         Kevin K. Nanke              834,407 shares(5)    3.31%
Common stock         James B. Wallace             52,500 shares(6)     .21%
Common stock         Jerrie F. Eckelberger        20,725 shares(7)     .08%
Common stock         Russell S. Lewis             20,000 shares(8)     .08%
Common stock         John P. Keller               20,000 shares(8)     .08%
Common Stock         Joseph L. Castle, II      9,948,289 shares(9)   40.74%
Common stock         Officers and Directors   14,559,952 shares(10)  50.95%
                      as a Group (8 persons)

------------------------------
(1)  See Note (1) to preceding table; includes options.

(2)  See Note (2) to preceding table.

(3)  See Note (3) to preceding table.

(4)  See Note (4) to preceding table.

(5) Consists of 25,000 shares of Common Stock owned directly by Mr. Nanke; options to purchase 34,047 shares of Common Stock at $1.125 per share until September 1, 2008; options to purchase 25,000 shares of Common Stock at $1.5625 per share until December 12, 2008; options to purchase 100,000 shares of Common Stock at $1.75 per share until May 12, 2009; options to purchase 75,000 shares of Common Stock at $1.75 per share until November 5, 2009; options to purchase 125,000 shares of Common Stock at $3.75 per share until July 14, 2010; options to purchase 100,000 shares of Common Stock at $3.29 until January 9, 2011;options to purchase 100,000 shares of Common Stock at $2.38 per share until October 5, 2011; options to purchase 200,000 shares of Common Stock at $5.29 per share until August 26, 0003.

(6) Includes 30,000 shares of Common Stock; options to purchase 2,500 shares at $2.02 per share until February 5, 2002 and options to purchase 20,000 shares at $1.87 per share until February 7, 2013.

(7) Includes 725 options to purchase shares of Common Stock at $2.98 per share until December 31, 2006 and options to purchase 20,000 shares of Common Stock at $2.02 until February 5, 2012.

(8) Includes 20,000 options to purchase shares of Common Stock at $1.87 per share until February 7, 2013.

(9) Represents the 9,948,289 shares beneficially owned by Castle Energy Corporation of which Mr. Castle is a controlling person.

(10)  Includes all warrants, options and shares referenced in footnotes (3),
(4), (5), (6), (7), (8) and (9) above as if all warrants and options were exercised and as if all resulting shares were voted as a group.

                            EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE
                              ANNUAL COMPENSATION

                                                              Long-Term
                                                            Compensation
                                             Annual         ------------
                                          Compensation         Awards
                                      --------------------  ------------
                                                             Securities
                                                             Underlying
        Name and                                             Options/      All Other
   Principal Position         Period    Salary(1)   Bonus     SARs(#)     Compensation($)(6)
------------------------    ----------  ---------  --------  -----------  ------------------
Roger A. Parker             Year Ended
President, Chief Executive  6/30/03     $240,000   $272,000         -        $40,000
Officer and Director        Year Ended
                            6/30/02      240,000    144,000   175,000(2)      20,000
                            Year Ended
                            6/30/01      198,000     91,000   750,000(3)       5,940

Aleron H. Larson, Jr.       Year Ended
Chairman, Secretary         6/30/03     $240,000   $192,500         -        $40,000
and Director                Year Ended
                            6/30/02      240,000    144,000   175,000(2)      20,000
                            Year Ended
                            6/30/01      198,000     91,000   750,000(3)       5,940

Kevin K. Nanke              Year Ended
Chief Financial Officer     6/30/03     $180,000   $130,000         -        $40,000
and Treasurer               Year Ended
                            6/30/02      144,000     86,400   100,000(4)      20,000
                            Year Ended
                            6/30/01      120,000     55,000   225,000(5)       3,600

------------------------

(1)  Includes reimbursement of certain expenses.

(2) Includes options to purchase 175,000 shares of Common Stock at $2.38 per share until October 5, 2011.

(3) Includes options to purchase 300,000 shares of Common Stock at $3.75 per share until July 14, 2010; options purchase 250,000 shares of Common Stock at $5.00 per share until October 9, 2010; and options to purchase 200,000 shares of Common Stock at $3.29 per share until January 8, 2011.

(4) Includes options to purchase 100,000 shares of Common Stock at $2.38 per share until October 5, 2011.

(5) Includes options to purchase 125,000 shares of Common Stock at $3.75 per share until July 14, 2010; and options to purchase 100,000 shares of Common Stock at $3.29 per share until January 8, 2011.

(6) Represents amounts contributed under the Company's Simple IRA Plan and Profit Sharing Plan.


                    AGGREGATED OPTIONS/EXERCISES IN LAST FISCAL YEAR
                             AND FY-END OPTION/VALUES

                                                          Number of
                                                          Securities            Value of
                                                          Underlying          Unexercised
                                                          Unexercised         in-the-Money
                              Shares                      Options at           Options at
                             Acquired                   June 30, 2003 (#)   June 30, 2003 ($)
                                on          Realized      Exercisable/        Exercisable/
       Name                 Exercise (#)       ($)       Unexercisable       Unexercisable
---------------------       ------------    --------    ----------------   ------------------
Roger A. Parker               100,000       $190,000        925,000 / 0       $ 787,000 / 0
President, Chief Executive
Officer and Director

Aleron H. Larson, Jr.          51,100       $194,300      1,339,590 / 0       $2,495,000 / 0
Chairman, Secretary
and Director

Kevin K. Nanke                      0              0        559,047 / 0       $1,141,000 / 0
Chief Financial
Officer and Treasurer


Compensation of Directors

     As a result of elections made by non-employee directors under the formulas provided in our 2001 Incentive Plan, as amended, we granted options to non-employee directors after the calendar year end as follows:

                                Number       Exercise      Expiration
     Director                of Options      Price           Date

     Jerrie F. Eckelberger      20,000       1.87/sh        2/7/13
     James B. Wallace           20,000       1.87/sh        2/7/13
     John P. Keller             20,000       1.87/sh        2/7/13
     Russell S. Lewis           20,000       1.87/sh        2/7/13

     In addition, the outside non-employee directors are each paid $500 per month.

Employment Contracts and Termination of Employment and Change-in-Control
Agreement

     On November 1, 2001, our Compensation Committee authorized us to enter into employment agreements with our Chairman, President and Chief Financial Officer, which employment agreements replaced and superseded the prior employment agreements with these persons. The employment agreements provide for minimum salaries which may be and have been raised from time to time by the Compensation Committee and Board of Directors. For fiscal 2004 our Chairman will receive a salary of $275,000, our President a salary of $340,000 per year and our Chief Financial Officer a salary of $200,000 per year. Their employment agreements have three-year terms and include provisions for cars, parking and health insurance. Terms of their employment agreements also provide that the employees may be terminated for cause but that in the event of termination without cause or in the event we have a change in control, as defined in our 2001 Incentive Plan, then the employees will continue to receive the compensation provided for in the employment agreements for the remaining terms of the employment agreements. Also in the event of a change of control and irrespective of any resulting termination, we will immediately cause all of each employee's then outstanding unexercised options to be exercised by us on behalf of the employee and we will pay the employee's federal, state and local taxes applicable to the exercise of the options and warrants.

Retirement Savings Plan

     During 1997 we began sponsoring a qualified tax deferred savings plan in the form of a Savings Incentive Match Plan for Employees ("Simple") IRA plan available to companies with fewer than 100 employees. On May 21, 2002, we adopted a Profit Sharing Plan to replace the Simple IRA plan, and during the year ended June 30, 2003 we contributed $147,000 under the Simple and Profit Sharing Plans.

Equity Compensation Plan Information

     The following table provides information about the Common Stock that may be issued upon the exercise of options, warrants and rights under all of our existing equity compensation plans as of June 30, 2003.

                                                                         Number of Securities
                                                                        Remaining Available for
                                                                         Future Issuance Under
                        Number of Securities to    Weighted-Average       Equity Compensation
                        Be Issued upon Exercise    Exercise Price of   Plans (excluding securities
                        of Outstanding Options,   Outstanding Options   reflected in the second
  Plan Category           Warrants and Rights     Warrants and Rights            column)
---------------------------------------------------------------------------------------------------
Equity Compensation        3,410,987                 $3.15                  1,750,000
Plans Approved by
Stockholders

Equity Compensation                0                 $   0                          0
Plans Not Approved by
Stockholders


                   REPORT OF THE COMPENSATION PLAN COMMITTEE
                        REGARDING COMPENSATION ISSUES

     The objective of our Compensation Committee is to design our executive compensation program to enable us to attract, retain and motivate executive personnel deemed necessary to maximize return to shareholders. The fundamental concept of the program is to align the amount of an executive's total compensation with his contribution to our success in creating shareholder value.

     In furtherance of this objective, the Compensation Committee has determined that the program should have the following components:

     BASE SALARIES: Our Committee believes that we should offer competitive base salaries to enable us to attract, motivate and retain capable executives. Our Committee has in the past determined levels of the base compensation using published compensation surveys and other information for energy and similar sized companies. Our Committee may or may not use such surveys or other information to determine levels of base compensation in the future.

     LONG-TERM INCENTIVES: Our Committee believes that long-term compensation should comprise a substantial portion of each executive officer's total compensation. Long-term compensation provides incentives that encourage our executive officers to own and hold our stock and tie their long-term economic interests directly to those of our shareholders. Long-term compensation can be provided in the form of restricted stock or stock options or other grants under our 2001 Incentive Plan, as amended.

     With specific reference to our officers, our Committee attempts to exercise great latitude in setting salary and bonus levels and granting stock options. Philosophically, our Committee attempts to relate executive compensation to those variables over which the individual executive generally has control. These officers have the primary responsibility for improving shareholder value for us.

     Our Committee believes that its objective of linking executive compensation to corporate performance results in alignment of compensation with corporate goals and shareholder interest. When performance goals are met or exceeded, shareholder value is increased and executives are rewarded commensurately. Corporate performance includes circumstances that will result in long-term increases in shareholder value notwithstanding that such circumstances may not be reflected in the immediate increase in our profits or share price. It is our Committee's objective to emphasize and promote long-term growth of shareholder value over short-term, quarter to quarter performance whenever these two concepts are in conflict. Our Committee believes that compensation levels during 2002 adequately reflect our compensation goals and policies.

     In 1993, the Internal Revenue Code was amended to add section 162(m), which generally disallows a tax deduction for compensation paid to senior executive officers in excess of $1 million per person in any year. Excluded from the $1 million limitation is compensation which meets pre-established performance criteria or results from the exercise of stock options which meet certain criteria. While we generally intend to qualify payment of compensation under section 162(m), we reserve the right to pay compensation to our executives from time to time that may not be tax deductible.

     MEMBERS OF THE COMPENSATION COMMITTEE:

     Joseph L. Castle II
     James B. Wallace
     Jerrie F. Eckelberger

                        REPORT OF THE AUDIT COMMITTEE

     Delta has a standing Audit Committee of the Board of Directors (the "Audit Committee"). The Audit Committee consists of Messrs. Wallace, Eckelberger, Keller and Lewis, who are independent (as defined in the Nasdaq listing standards). The Audit Committee operates pursuant to a charter (the "Audit Committee Charter") approved and adopted by the Board. A copy of the Audit Committee Charter was attached to the Proxy Statement for the Annual Meeting held in August 2001. The Audit Committee held three meetings in fiscal 2003. The Audit Committee, on behalf of the Board, oversees Delta's financial reporting process. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements and footnotes thereto in Delta's fiscal 2003 Annual Report on Form 10-K with management and independent public accountants.

     The Audit Committee has discussed with Delta's independent public accountants the matters required to be discussed by Statement on Auditing Standards No. 61, as amended.

     The Audit Committee has discussed with Delta's independent public accountants their independence from management and Delta, and received confirmation from them regarding their independence required by the Independence Standards Board Standard No. 1.

     Based on the Audit Committee's review of the foregoing and discussions with management and Delta's independent public accountants, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Delta's Annual Report on Form 10-K for the last fiscal year for filing with the SEC.

     MEMBERS OF THE AUDIT COMMITTEE:

           Jerrie F. Eckelberger
           James B. Wallace
           John P. Keller
           Russell S. Lewis

                              PERFORMANCE GRAPH

     The performance graph shown below was prepared using data prepared by CTA Public Relations. As required by applicable rules of the SEC, the graph was prepared based upon the following assumptions:

     1. $100 was invested in Common Stock, the Nasdaq Composite Index (U.S.) and the Peer Group (as defined below) on June 30, 1998.

     2. Peer Group investment is weighted based on the market capitalization of each individual company within the Peer Group at the beginning of each year.

     3.  Dividends are reinvested on the ex-dividend dates.

     The companies that comprise the Company's Peer Group are: Tipperary Corporation; United States Exploration, Inc.; Nuevo Energy Co.; Range Resources Corporation; and Equity Oil Company.

                   COMPARATIVE CUMULATIVE TOTAL RETURNS
                        DELTA PETROLEUM CORPORATION
                    NASDAQ COMPOSITE INDEX AND PEER GROUP
                 (Performance results through June 30, 2003)

                      [STOCK PERFORMANCE GRAPH OMITTED]

                              6/30/98   6/30/99   6/30/00   6/30/01   6/30/02   6/30/03
Delta Petroleum Corporation   $100.00   $ 71.58   $112.73   $131.71   $111.67   $131.14
Nasdaq Composite Index        $100.00   $ 46.63   $ 67.34   $ 85.98   $ 77.51   $ 92.26
Peer Group                    $100.00   $ 65.66   $209.32   $114.07   $ 77.23   $ 85.65


                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The following is a list of certain relationships and related party transactions that occurred during our past fiscal year and the two previous fiscal years, as well as transactions that occurred since the beginning of our last fiscal year or are currently proposed:

     We have a month to month consulting agreement with Messrs. Burdette A. Ogle and Ronald Heck (collectively "Ogle"), a less than 10% shareholder, which provides for a monthly fee of $10,000.

     We annually pay Ogle a $350,000 minimum production payment as payment for interests in certain undeveloped Federal Units offshore Santa Barbara which were assigned to us by Ogle. This payment is recorded as an addition to undeveloped offshore California properties. As of June 30, 2003, we have paid a total of $2,950,000 in minimum royalty payments and is to pay a minimum of $350,000 annually until the earlier of: 1) when production payments accumulate to $8,000,000; 2) when 80% of the ultimate reserves of any lease under the agreement have been produced; or 3) 30 years from the date of purchase, January 3, 1995.

     In December 2001 and January 2002, we entered into amendments that permitted us to make the $350,000 payment due January 3, 2002 in installments through October 2002.

      Our Board of Directors has granted each of our officers the right to participate in the drilling on the same terms as us in up to a five percent (5%) working interest in any well drilled, re-entered, completed or recompleted by us on our acreage (provided that any well to be re-entered or recompleted is not then producing economic quantities of hydrocarbons). On March 12, 2003, the Board of Directors rescinded this right. The officers did not participate in any such wells during fiscal 2003.

     On November 1, 2001, our Compensation Committee authorized us to enter into employment agreements with our Chairman, President and Chief Financial Officer, which employment agreements replaced and superseded the prior employment agreements with such persons. The employment agreements have three year terms and include provisions for cars, parking and health insurance. Terms of the employment agreements also provide that the employees may be terminated for cause but that in the event of termination without cause or in the event we have a change in control, as defined in our 2001 Incentive Plan, as amended, then the employees will continue to receive the compensation provided for in the employment agreements for the remaining terms of the
employment agreements.   Also in the event of a change of control and
irrespective of any resulting termination, we will immediately cause all of each employee's then outstanding unexercised options to be exercised by us on behalf of the employee with us paying the employee's federal, state and local taxes applicable to the exercise of the options and warrants.

     During fiscal 2001 and 2000, Mr. Larson and Mr. Parker guaranteed certain borrowings which have subsequently been paid in full. As consideration for the guarantee of our indebtedness, each officer was assigned a 1% overriding royalty interest ("ORRI") in the properties acquired with the proceeds of the borrowings. Each officer earned approximately $108,000, $71,000 and $83,000 for their respective 1% ORRI during fiscal 2003, 2002 and 2001, respectively.

     At June 30, 2003, we had $72,000 of receivables from officers and directors. These amounts include drilling costs, and lease operating expense on wells owned by the officers and directors and operated by us. The amounts are due on open account and are non-interest bearing.

     Effective June 1, 2002, Mr. Parker exchanged properties with a fair market value of approximately $150,000 in exchange for a reduction in joint interest billing owed to us. The fair market value was initially determined by our internal engineer and verified by our independent engineer.

     On January 18, 2001 and April 13, 2001, Franklin Energy LLC, an affiliate of BWAB, earned 20,250 and 10,000 shares of the Company's common stock, respectively for its assistance in the purchase and sale of the certain oil and gas properties. The shares issued were valued at $121,000 which was a 10% discount to market, based on the quoted market price of our stock at the date of the acquisition. The shares were accounted for as an adjustment to the purchase price and capitalized to oil and gas properties.

     On January 3, 2001, we granted an option to acquire 50% of the properties acquired under the Ogle transaction discussed above to Evergreen Resources, Inc. ("Evergreen"), a less than 10% shareholder, until September 30, 2001.
The option expired September 30, 2001.

     On February 12, 2001, our Board of Directors permitted Aleron H. Larson, Jr., Chairman, Roger A. Parker, President, and Kevin Nanke, our Chief Financial Officer, to purchase working interests of 5% each for Messrs. Larson and Parker and 2-1/2% for Mr. Nanke in our Cedar State gas property located in Eddy County, New Mexico and in our Ponderosa Prospect consisting of approximately 52,000 gross acres in Harding and Butte Counties, South Dakota held for exploration. These officers were authorized to purchase these interests on or before March 1, 2001 at a purchase price equivalent to the amounts paid by us for each property as reflected upon our books by delivering to us shares of our common stock at the February 12, 2001 closing price of $5.125 per share, the market closing price on that date. Messrs. Larson and Parker each delivered 10,256 shares in fiscal 2002 and 31,310 shares in fiscal 2001, and Mr. Nanke delivered 5,128 shares in fiscal 2002 and 15,655 shares in fiscal 2001 in exchange for their respective interests in these properties. Also on February 12, 2001, we granted Messrs. Larson, Parker and Nanke the right to participate in the drilling of the Austin State #1 well in Eddy County, New Mexico by committing on February 12, 2001 (prior to any bore hole knowledge or information relating to the objective zone or zones) to pay 5% each for Messrs. Larson and Parker and 2-1/2% for Mr. Nanke of Delta's working interest costs of drilling and completion or abandonment costs which costs were paid in Delta common stock at $5.125 per share, the market closing price on that date. All of these officers committed to participate in the well.

     Directors and officers were issued options and warrants as disclosed in "Executive Compensation" above.

     All past and future and ongoing transactions with affiliates are and will be on terms which our management believes are no less favorable than could be obtained from non-affiliated parties. All future and ongoing loans to our affiliates, officials and shareholders will be approved by the majority vote of disinterested directors.

                    APPOINTMENT OF INDEPENDENT AUDITORS
                         (Proposal 2 of the Proxy)

     Subject to ratification by our shareholders, the Board has designated the firm of KPMG LLP, Suite 2300, 707 17th Street, Denver, Colorado 80202, as independent auditors to examine and audit our financial statements for the fiscal year 2003. This firm has audited our financial statements for five years and is considered to be well qualified. The designation of such firm as auditors is being submitted for ratification or rejection at the Annual Meeting. Action by shareholders is not required under the law for the appointment of independent auditors, but the ratification of their appointment is submitted by the Board in order to give our shareholders the final choice in the designation of auditors. The Board will be governed by the decision of a majority of the votes entitled to be cast. A majority of the votes represented at the Annual Meeting by shares of Common Stock entitled to vote is required to ratify the appointment of KPMG LLP.

     Audit Fees. The fees billed for professional services rendered by the independent auditors for the audit of Delta's financial statements during the year ended June 30, 2003, and for the reviews of the financial statements included in Delta's Forms 10-Q during the last fiscal year, amounted to $108,000.

     Financial Information Systems Design and Implementation Fees. The independent auditors did not provide professional services during fiscal 2003 relating to financial information systems design and implementation.

     All Other Fees. The fees billed by the independent auditors during the fiscal year ended June 30, 2003 for non-audit services rendered amounted to $22,500. These fees were related to consultation about accounting matters and other Securities and Exchange Commission filings. The Audit Committee has considered the other fees paid to KPMG LLP and concluded that they do not impair the independence of KPMG LLP.

     A representative of KPMG LLP will be present at the Annual Meeting with the opportunity to make a statement if he desires to do so and will also be available to respond to appropriate questions.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

                          SHAREHOLDER PROPOSALS

     Any shareholder proposals to be included in the Board of Directors' solicitation of proxies for the 2004 Annual Meeting of Shareholders must be received by Aleron H. Larson, Jr., Secretary, at 475 17th Street, Suite 1400, Denver, Colorado 80202, prior to July 2, 2004 in order to be included in the proxy statement and proxy relating to that meeting.


                         GENERAL AND OTHER MATTERS

     The Board of Directors knows of no matter, other than those referred to in this Proxy Statement, which will be represented at the Annual Meeting. However, if any other matters are properly brought before the Meeting or any of its adjournments, the person or persons voting the proxies will vote them in accordance with their judgment on such matters.

     The cost of preparing, assembling, and mailing this Proxy Statement, the enclosed proxy card and the Notice of the Annual Meeting will be paid by us. Additional solicitation by mail, telephone, telegraph or personal solicitation may be done by our directors, officers and regular employees. Such persons will receive no additional compensation for such services. Brokerage houses, banks and other nominees, fiduciaries and custodians nominally holding shares of Common Stock of record will be requested to forward proxy soliciting material to the beneficial owners of such shares, and will be reimbursed by us for their reasonable expenses.

     AVAILABLE INFORMATION. Upon request of any shareholder, our Annual Report for the year ended June 30, 2003 filed with the SEC on Form 10-K, including financial statements, will be sent to the shareholder without charge by first class mail within one business day of receipt of such request. All requests should be addressed to our Secretary at 475 17th Street, Suite 1400, Denver, Colorado 80202 or by telephone (303) 293-9133.

     You are urged to complete, sign, date and return your proxy promptly. You may revoke your proxy at any time before it is voted. If you attend the Annual Meeting, as we hope you will, you may vote your shares in person.

                                     By Order of the Board of Directors



                                     Aleron H. Larson, Jr.
                                     Chairman/Secretary


October 20, 2003

                        DELTA PETROLEUM CORPORATION
                                    PROXY
           THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

     The undersigned hereby constitutes and appoints Aleron H. Larson, Jr. and Roger A. Parker, or each of them, lawful attorneys and proxies of the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to attend the Annual Meeting of Shareholders of Delta Petroleum Corporation, to be held at Delta's corporate offices at 475 17th Street, Suite 1400, Denver, Colorado 80202 on Monday, December 1, 2003, at 10:00 a.m. (local time), and any adjournment(s) thereof, with all powers the undersigned would possess if personally present and to vote thereat, as provided below, the number of shares the undersigned would be entitled to vote if personally present.

                                                          (Check One)
                                                  For     Against     Abstain
Proposal 1: To approve the seven nominees to
            the Board of Directors:

            Aleron H. Larson, Jr.                 [   ]      [   ]      [   ]
            Roger A. Parker                       [   ]      [   ]      [   ]
            Jerrie F. Eckelberger                 [   ]      [   ]      [   ]
            James B. Wallace                      [   ]      [   ]      [   ]
            Joseph L. Castle II                   [   ]      [   ]      [   ]
            Russell S. Lewis                      [   ]      [   ]      [   ]
            John P. Keller                        [   ]      [   ]      [   ]

Proposal 2: To ratify the appointment of          [   ]      [   ]      [   ]
            KPMG LLP as independent auditors



In accordance with their discretion, said attorneys and proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment(s) thereof. Every properly signed proxy will be voted in accordance with the specifications made thereon. IF NOT OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 and 2. All prior proxies are revoked. This proxy will also be voted in accordance with the discretion of the proxy or proxies on any other business. Receipt is hereby acknowledged of the Notice of Annual Meeting and Proxy Statement.


_________________________________     ____________________________________
Signature                             Signature (if jointly held)

_________________________________     ____________________________________
Print Name                            Print Name

_________________________________     ____________________________________
Dated                                 Dated

     (Please sign exactly as name appears hereon. When signing as attorney, executor, administrator, trustee, guardian, etc., give full title as such. For joint accounts, each joint owner should sign.)

     PLEASE MARK, DATE, SIGN AND RETURN THE PROXY FORM PROMPTLY USING THE ENCLOSED ENVELOPE.